Jupiter Wellness, Inc. Announces Closing of Initial Public Offering

Tuesday, November 3, 2020 3:15 PM

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JUPITER, FL / ACCESSWIRE / November 3, 2020 / Jupiter Wellness, Inc. (NASDAQ:JUPW) (the "Company"), a cutting-edge wellness brand dedicated to exploring the multiple therapeutic and medical uses of cannabidiol (CBD) via a multitude of convenient products, today announced the closing of its initial public offering of 933,333 units consisting of one share of common stock and one warrant for gross proceeds of $7,000,000, before deducting offering expenses. Aegis Capital has fully exercised its option to purchase up to 140,000 warrants. The shares and warrants began trading on The Nasdaq Capital Market on October 30, 2020, under the symbols "JUPW" and "JUPWW."

Aegis Capital Corp. acted as the sole book running manager for the offering.

R. F. Lafferty & Co., Inc. acted as Co-Manager.

A registration statement relating to the securities being sold in this offering was declared effective by the Securities and Exchange Commission (the "SEC") on October 30, 2020. The offering is being made only by means of a prospectus. Copies of the final prospectus may be obtained on the SEC's website, www.sec.gov, or by contacting Aegis Capital Corp., Attention: Syndicate Department, 810 7th Avenue, 18th Floor, New York, NY 10019, by email at syndicate@aegiscap.com, or by telephone at (212) 813-1010.

This press release shall not constitute an offer to sell, or a solicitation of an offer to buy these securities, nor shall there be any sale of, these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

About Jupiter Wellness, Inc.

Jupiter Wellness Inc. (NASDAQ:JUPW) is a cutting-edge wellness company developing a proprietary line of products designed to explore the multiple therapeutic and medical uses of cannabidiol (CBD). It is dedicated to advancing research into the medical and therapeutic uses of CBD for treatment and relief of ultraviolet exposure, psoriasis, eczema, skin aging, and other ailments. The company was formed in 2018 and is headquartered in Jupiter, Florida. For investor relations, please visit Jupiter Wellness Inc. online, or follow the company on Twitter and LinkedIn.

Forward-Looking Statement Disclaimer

This communication contains forward-looking statements (including within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended, and Section 27A of the Securities Act of 1933, as amended) concerning the Company, including, but not limited to, the Company's business plans, potential customers, business objectives and other matters. Forward-looking statements generally include statements that are predictive in nature and depend upon or refer to future events or conditions, and include words such as "may," "will," "should," "would," "expect," "plan," "believe," "intend," "look forward," and other similar expressions among others. Statements that are not historical facts are forward-looking statements. Forward-looking statements are based on current beliefs and assumptions that are subject to risks and uncertainties and are not guarantees of future performance. Actual results could differ materially from those contained in any forward-looking statement. Risks facing the Company are set forth in the Company's filings with the SEC. Except as required by applicable law, the Company undertakes no obligation to revise or update any forward-looking statement, or to make any other forward-looking statements, whether as a result of new information, future events or otherwise.

Investor & Public Relations Team

Phone: 561.406.2469
Email: info@jupiterwellnessinc.com
Web: https://jupiterwellnessinc.com

SOURCE: Jupiter Wellness, Inc.